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                                                                     EXHIBIT 5.1


                         [LATHAM & WATKINS LETTERHEAD]



                                  July 8, 1998




The Board of Directors
The Sands Regent
345 N. Arlington Avenue
Reno, Nevada 89501

        Re:    Registration Statement on Form S-8
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Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 310,000 shares (the "Shares") of common stock, $.05 par value, of The Sands Regent (the "Company"). None of the Shares are issued and outstanding as of the date hereof, but 300,000 Shares are issuable upon exercise of options previously granted or to be granted under the Amended and Restated Stock Option Plan For Executives and Key Employees of The Sands Regent (the "Plan") and 10,000 shares are issuable upon exercise of options previously granted under the Non Qualified Stock Option Agreement dated May 11, 1998 between the Company and Louis J. Phillips (the "Phillips Agreement").

        We have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below.

        We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Nevada and we assume no responsibility as to the application to the subject transaction, or the effect thereon, of any other laws, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any other state.

        Subject to the foregoing and in reliance thereon, we are of the opinion that, upon the exercise of options granted pursuant to the Plan and the Phillips Agreement, as applicable, and the issuance and sale of the Shares, each in the manner contemplated by the Registration Statement and each in accordance with the terms of the Plan or the Phillips Agreement, as applicable, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan or the Phillips Agreement, as applicable, and the Registration Statement, including, without limitation, collection of required payment for the Shares, the Shares will be legally and validly issued, fully paid and nonassessable securities of the Company.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/ Latham & Watkins

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